EXHIBIT 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, MoSys, Inc. (the “Registrant” or “MoSys”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, its common stock, par value $0.001 per share. The Registrant’s common stock is listed on The Nasdaq Stock Market under the symbol “MOSY.”

The following description of the Registrant’s common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, its amended and restated certificate of incorporation (“charter”) and the its amended and restated bylaws (“bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.

Common Stock

Each share of common stock entitles its holder to one vote on all matters to be voted on by its stockholders. A majority of the votes cast is required for stockholders to elect directors and to take action on all other matters, except as otherwise required by law. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of MoSys common stock will receive ratably any dividends the board of directors declares out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.  Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of MoSys’ common stock or other securities.

Preferred Stock

The Registrant’s board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control.  MoSys has designated 20,000 shares of its preferred stock as Series AA preferred stock for issuance pursuant to the exercise of rights under the Rights Agreement dated as of November 10, 2010 with Wells Fargo Bank, N.A., as rights agent (the “Rights Plan”). The ability to issue preferred stock, including the issuance of preferred stock under the terms of the Rights Plan, could delay or impede a change in control.

Anti-Takeover Provisions

Some provisions of Delaware law, the Registrant’s amended and restated certificate of incorporation and its bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

MoSys is subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits MoSys from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	the board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of the voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, the board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving MoSys and the interested stockholder;
•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of MoSys’ assets;
•	in general, any transaction that results in the issuance or transfer by MoSys of any of its stock to the interested stockholder;

•	any transaction involving MoSys that has the effect of increasing the proportionate share of its stock owned by the interested stockholders; and
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through MoSys.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.

MoSys Charter and MoSys Bylaws

The charter and bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with the bylaws, and stockholders may not act by written consent;
•

any provision may be adopted, amended or repealed by a vote of a majority of the directors of the board of directors or by an affirmative vote of the holders of a majority of the outstanding shares of stock having voting rights, voting as a single class;

•

special meetings of the stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the chairman of the board of directors, the chief executive officer or any individual holder of twenty five percent (25%) of the outstanding shares of common stock of the Registrant;

•	the board of directors is authorized to issue preferred stock without stockholder approval;
•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;
•	stockholders may not cumulate votes in the election of directors; and
•

MoSys will indemnify its officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to MoSys, which may include services in connection with takeover defense measures.

Antitakeover Effects of the Rights Plan

On November 10, 2010, MoSys executed a rights agreement in connection with the declaration by its board of directors of a dividend of one preferred stock purchase right to be paid on November 10, 2010, referred to as the “record date,” for each share of common stock issued and outstanding at the close of business on the record date. Each right entitles the registered holder to purchase one one-thousandth of a share of our Series AA Preferred Stock, $0.01 par value per share, at a price of $4.80 per one one-thousandth of a share of such Series AA Preferred Stock, subject to adjustment. Generally, the rights will not be exercisable until a third party acquires 15% of the Registrant’s common stock or commences or announces its intent to commence a tender offer for at least 15% of the common stock, other than holders of “grandfathered stock,” as defined in the rights agreement.

Under the rights agreement, the firm of Ingalls & Snyder LLC, or Ingalls, and its managed account beneficial owners collectively will not trigger the rights, as long as none of their shares are held for the purpose of acquiring control or effecting change or influence in control of MoSys. This exclusion applies only to shares of common stock for which there is only shared dispositive power and Ingalls has only non-discretionary voting power.

The rights agreement could delay, deter or prevent an investor from acquiring MoSys in a transaction that could otherwise result in the stockholders receiving a premium over the market price for their shares of common stock.

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